EXHIBIT 4.1


                                    BARCLAYS

                                   P O BOX 190
                          BARCLAYS HOUSE, 6 EAST PARADE
                                      LEEDS
                                 WEST YORKSHIRE
                         TELEPHONE: 0113 296 3045

PRIVATE & CONFIDENTIAL                                          YOUR REF:
----------------------                                          OUR REF:   JKG

The Directors
Oilgear Towler Limited                                          12/3/2003
Oaklands Road
Rodley
LEEDS
LS13 1LG
West Yorkshire


Dear Sirs,


ON DEMAND LOAN
--------------

We are please to advise you that Barclays Bank PLC (the "Bank") has agreed to provide a loan (the "Loan") upon and subject to the terms and conditions set out below and of the attached Special Conditions sheet.


THE LOAN AND DRAWDOWN
---------------------

Amount: (pound)1,500,000 in total, to be drawn in two branches of (pound)750,000 each.

Drawdown: As detailed on the Special Conditions Sheet attached.

Term: 12 months from drawdown of the 1st Tranche. (subject to Condition 9 below).


PURPOSE OF LOAN
---------------
To realize the equity in the existing land and premises at Oaklands Road and Yowdall Road, Rodley, Leeds.





REPAYMENT
---------

There are to be no capital repayments for the term of the loan but interest to be charged on a quarterly basis as they fall due.


INTEREST
--------

Rate: 2.25% p.a. over:

the rate at which sterling deposits are offered by the Bank in the London Inter-Bank Market on the first day of an Interest Period for a similar amount and Interest Period ("LIBOR") (plus any associated costs calculated in accordance with the Bank's standard formula current from time to time, resulting from requirements of the Bank of England or other Government authorities or agencies, whether having the force of law or otherwise, affecting the conduct of

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the Bank's business).


FEES
----

An arrangement fee of (pound)5,000 will be payable upon your acceptance of the loan. Upon drawdown of the 1st tranChe, a fee of 1.3% of the first (pound)750,000 will be charged, from which the arrangement fee of (pound)5,000 will be Deducted, followed by a further fee of 1.3% upon drawdown of the 2nd tranche of (pound)750,000.


SECURITY/GUARANTEE(S)
---------------------

The Loan is to be secured/guaranteed by:-

1. 1st legal charge over the land and buildings to the West of Oaklands Road and the South West of Yowdall Road, Rodley, Leeds.

2.   Debenture dated 4th September 1985 on the Bank's standard form.

and any other security which is now held or hereafter may be held by the Bank, all of which is to secure all money and liabilities which shall from time to time be due, owing or incurred, whether actual or contingent, to the Bank by the Borrower.


SPECIAL CONDITIONS
------------------

The enclosed Special Conditions sheet forms part of this Agreement.


OFFER PERIOD
------------

This offer will be available to the Borrower for acceptance by 31st March 2003, after which date the offer will lapse unless extended in writing by the Bank. Acceptance will be signified by completion of the formalities below.





ACCEPTANCE
----------

The Borrower's acceptance of this offer will be signified by the Borrower providing the Bank with the following:-

a) The enclosed duplicate of this letter duly signed on the Borrower's behalf as evidence of acceptance of the terms and conditions stated herein, and

b) A certified true copy of a Resolution of the Borrower's Board of Directors:-

     i) Accepting the Facility on the terms and conditions stated and

     ii) Authorising a specified person, or persons, to sign and return to the Bank the duplicate of this letter.

YOURS FAITHFULLY

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FOR AND ON BEHALF OF
BARCLAYS BANK PLC


/s/ (illegible)

Accepted on the terms and conditions stated herein, pursuant to a resolution of the Board of Directors.

For and on behalf of

/s/ W.D. Whitehead                                                 27/3/03
-----------------------------                                      -------------
SIGNED                                                                      DATE





SPECIAL CONDITIONS SHEET:
-------------------------

The following special conditions will apply:

1.   The loan is to be drawn in two tranches

     TRANCHE 1 - (POUND)750,000

     To be drawn against the new valuation dated March 2003 (without residential planning permission) however a maximum loan to value of 60%.

     TRANCHE 2 - (POUND)750,000

     To be made available only upon:
     i.   Obtaining residential planning permission
     ii. Sight and satisfaction of signed contract between Wilson Connelly Northern (WCN) Limited and Oilgear Towler Limited
     iii. All points within contract to be satisfied
     iv.  Confirmation form WCN that they wish to proceed with purchase
     v.   Agreed longstop date
     vi. New valuation based on alternative use value being acceptable to the bank.

2.   In addition:

     a) Maximum term of 12 months on the loan, however if Tranche 2 is drawn all loan borrowing to be repaid from windfall payment as stated in the WCN Contract.
     b)   Combined Tranches 1 and 2 not to exceed Loan to Value of 50%.
     c) No covenants at present but should Outcome 2 occur (as detailed below) a restructure and appropriate covenants would be negotiated to cover the term debt.
     d) On Outcome 1 occurring (as detailed below) the windfall payment received will be used to repay the property loan.
     e) An appropriate interest rate hedge to be put in place should Outcome 2 occur.
     f) Quarterly management information to be provided including aged debtor analysis. If Outcome 2 occurs, then the information to be provided on a monthly basis.

3. POTENTIAL OUTCOMES:

     OUTCOME 1

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     The sale of the premises goes ahead to WCN in Quarter One 2004.

     The funds from the WCN contract will be used to repay outstanding loan.

     OUTCOME 2

     The sale falls through due to lack of the residential planning permission being granted, at which point we would look to restructure Tranche 1 over a term. To be negotiated at the time.





                                   CONDITIONS
                                   ----------

1.   DRAWDOWN
     --------

     When intending to draw the Loan, the Borrower shall advise the Bank giving, where interest is linked to LIBOR, two business days' notice of the intention to draw, and the Bank will arrange for the Borrower's current account to be credited with the amount of the drawing.


2.   INTEREST
     --------

     The Borrower shall pay interest (without any deduction, set-off or counter-claim) on the daily outstanding amount of the Loan at the rate and times and in the manner specified overleaf and below. Such interest shall be calculated on the basis of a 365 day year.

     Where interest is linked to LIBOR, an Interest Period shall mean:

     a) where interest is debited to current account, a period of three or six or twelve months at the option of the Borrower or such other period as may be mutually agreed. The Borrower must advise the branch manager of this branch of the Bank by 12:00 noon at the latest on the business day of a drawdown or of a rollover of the Interest Period selected for drawing or rollover. In the absence of such notification being received by the Bank on a rollover date the Interest Period shall be for three months and the Bank will rollover the Loan accordingly; or

     b)   where interest is debited to Loan account, a period three months.

     On a rollover date falling immediately prior to a repayment date, the amount to be repaid will be rolled over for the period until the repayment date, the balance of the Loan being rolled over as detailed above.

     In respect of second and subsequent drawings made in accordance with the Condition headed "Drawdown", the Interest Period will be such as to mature at the end of the then current Interest Period so that all drawings will be consolidated.

     Interest at the rate determined overleaf and above will be payable in arrear by the Borrower on the maturity date of each Interest Period except that for Interest Periods in excess of six months, interest shall be payable six-monthly in arrear and on the maturity date of each Interest Period.

     Reference to the London Inter-Bank market shall, if such market no longer exists in comparable form be construed as meaning the appropriate alternative source of funds as determined by the Bank.

                                       2


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3.   REPAYMENT
     ---------

     Without prejudice to the provision of the Condition headed "Availability", the Borrower shall repay the Loan at the time and in the instalments specified overleaf, or in instalments amended in accordance with the following paragraph.

     If the interest on the Loan is debited to the Loan account, the amount of each repayment will be reviewed annually and the Bank will advise the Borrower of any variation which, in the Bank's opinion, may have become necessary to ensure repayment of the Loan within the agreed term. If the Borrower requires an immediate adjustment to the repayment instalments following a change in the Bank's Base Rate, where interest is linked to Base, then the Borrower may instruct the Bank accordingly.


4.   REPAYMENT
     ---------

     Any repayment will be applied as a repayment but in inverse order of maturity, will not be available for redrawing and, where interest is linked to LIBOR, will be subject to seven days' written notice of the Borrower's intention to prepay and will only be permitted on an Interest Period maturity date.


5.   FEES
     ----

     The Borrower shall pay the fees specified overleaf (plus VAT, if any).


6.   INFORMATION
     -----------

     The Borrower will provide the Bank with:-

     a) copies of its audited or, where appropriate, certified trading and profit and loss account and balance sheet as soon as they are available and not later than 180 days after each balance sheet date together with unaudited interim statements (if they are required by the Bank) as soon as possible after the end of each half year;

     b)   any other information which the Bank may request from time to time.

                                       3

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7.   PAYMENTS
     --------

     All payments under the Loan whether of interest (unless shown overleaf as debited to Loan account) or principal or otherwise shall be made by debit to the Borrower's current account at this branch of the Bank.


8.   CHANGE OF CIRCUMSTANCES
     -----------------------

     In the event of any change in applicable law or regulation or any change in the existing requirements of, or any new requirements being imposed by, the Bank of England or other regulatory authority (whether or not having the force of law) the result of which in the sole opinion of the Bank, is to increase the cost to it of funding, maintaining or making available the Loan (or any undrawn amount thereof) ore to reduce any amount receivable by the Bank or its effective return to the Bank then the Borrower shall pay to the Bank on demand such sum as may be certified by the Bank to the Borrower as shall compensate the Bank for such increased cost or such reduction.


9.   AVAILABILITY
     ------------

     The loan will be subject to review and amounts outstanding under the Loan together with interest thereon, will be repayable on demand in writing from the Bank at any time.

     The Borrower shall indemnify the Bank on demand against any loss or expense which the Bank may reasonably sustain or incur as a consequence of making such demand.

     Any money not paid following a demand hereunder shall continue to bear interest in accordance with the Condition above headed "Interest" and as detailed overleaf, except that where interest is linked to LIBOR, from the next rollover date following demand and on each rollover date thereafter, the Interest Period will be renewed for such periods as the Bank in its sole discretion deems appropriate. Interest will continue to be charged on this basis (after as well as before any demand or judgement) and shall, if unpaid, be compounded at the end of each such period.

                                       4

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10.  ACCEPTANCE

     Acceptance is to be signified by:

     a) where the Borrower is not a company, signature(s) overleaf on the top copy of all the parties named overleaf to confirm:-

          i) the Borrower's acceptance of the Loan on the terms and conditions stated herein, and

          ii)  where more than one party is named overleaf

               a) there joint and several personal liability for the Loan and outstanding interest and other amounts payable, and

               b) that during the currency of the Loan it is agreed that all instructions in connection with the Loan must be signed by all the parties named overleaf;

     b) in the case of a company, signature overleaf on behalf of the Borrower by an authorised official and the Borrower providing to the Bank a certified true copy of a resolution of its Board of Directors:

          i)   accepting the Loan on the terms and conditions stated herein,

          ii) authorising a specified person or persons to sign and return the copy of this agreement, and

          iii) authorising the Bank to accept instructions relating to the Loan from officials authorised under the Bank's signing mandate current from time to time.

                            COMPANY LIMITED BY SHARES


                             OILGEAR TOWLER LIMITED


                  Special Resolution passed on 27th March 2003.


AT an Extraordinary General Meeting of the Company held on 27th March 2003 the following resolutions was duly passed as a Special Resolution:

That the Company take a loan from Barclays Bank Plc. for (pound)1,500,000 on the basis set out in Barclay's offer letter dated 12/3/2003 (copy attached)

That William David Whitehead be authorised to sign this loan agreement on behalf of the Company.



Signed:

/s/ Arthur Normington
-----------------------------
Arthur Normington
Director



/s/ Richard Lilley
-----------------------------
Richard Lilley
Director



/s/ W.D. Whitehead
-----------------------------
W.D. Whitehead
Director and Secretary